                                                                    EXHIBIT 99.3

                                                                    NEWS RELEASE

                        [CELERIS CORPORATION LETTERHEAD]


CONTACT: PAUL R. JOHNSON
         CHIEF FINANCIAL OFFICER
         (615) 341-0223


           CELERIS CORPORATION REPORTS THREE-FOLD INCREASE IN BACKLOG
                           ALONG WITH YEAR-END RESULTS


NASHVILLE, Tennessee (February 7, 2001) -- Celeris Corporation (Nasdaq/NM:CRSC), a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology companies, today announced results from operations for the fourth quarter and year ended December 31, 2000. The Company also announced that it has entered into new contract agreements that increase the Company's backlog of projects from $4.2 million at September 30, 2000, to $12.2 million at present.

         Barbara A. Cannon, president and chief executive officer of Celeris Corporation, said, "We are very excited about these contracts, which increase our backlog substantially. In our view, the increased backlog, which represents new clients as well as repeat customers, confirms the effectiveness of our business model, validates the quality of our services, and strategically positions us to achieve profitability. These contracts, plus our clients' increasing interest in our KnowledgePort(TM) secure web portal, accelerate our momentum and make us very optimistic about our performance in 2001."

         Revenues for the year ended December 31, 2000, were $11.21 million, an 11% increase over revenues of $10.12 million in 1999. Loss from continuing operations for the year ended December 31, 2000, was $3.63 million, or $1.14 per diluted share, compared with a loss from continuing operations of $4.03 million, or $1.29 per diluted share, in the prior-year period.

         Revenues for the fourth quarter ended December 31, 2000, were $2.46 million, a 14.5% decrease compared with revenues of $2.88 million in the fourth quarter of 1999. Loss from continuing operations for the quarter was $831,000, or $0.26 per diluted share, compared with a loss from continuing operations of $874,000, or $0.28 per diluted share, in the prior-year period. During the fourth quarter, the Company recorded a net charge of $985,000 related to its discontinued software business. The charge includes $1.83 million related to the Company's previously


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
CRSC Reports Three-Fold Increase
   In Backlog Along With Year-End Results
Page 2
February 7, 2001


announced litigation settlement, which was partially offset by a reduction of accrued liabilities related to legal costs and other expenses. Including the charge, the Company reported a net loss for the quarter of $1.82 million, or $0.56 per diluted share.

         Effective October 1, 2000, the Company adopted SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," as amended ("SAB 101"), and the related Emerging Issue Task Force's Issue No. 99-19, "Reporting Revenue Gross as a Principal Versus Net as an Agent" ("EITF 99-19"). Accordingly, the Company has recognized as revenue amounts billed to clients relating to project pass-through expenses incurred in the performance of the Company's clinical research services. Previously, the Company excluded such pass-through expenses from revenue in accordance with industry practice. The Company has retroactively applied the effects of the adoption of SAB 101 and EITF 99-19; accordingly, the prior period amounts have been restated to reflect the adoption of the pronouncements.

         A listen-only simulcast and 30-day replay of Celeris' year-end conference call will be available online at www.eceleris.com or www.streetevents.com on February 8, 2001, beginning at 11:00 a.m. Eastern time.

         Celeris Corporation is a provider of specialty clinical research services and information technology services that expedite and streamline the clinical trial and regulatory submission process for pharmaceutical, medical device and biotechnology manufacturers.

         This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include, but are not limited to the uncertainty of market acceptance of the Company's clinical research services; changes in the Company's backlog including potential cancellation, delay or change in the scope of client contracts for clinical research services; the Company's dependence on a single client for a material portion of the Company's revenues; the market acceptance of the Company's Internet capabilities; and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 1999.


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
CRSC Reports Three-Fold Increase
   In Backlog Along With Year-End Results
Page 3
February 7, 2001


                      CELERIS CORPORATION AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)


                                                             Three Months Ended                Year Ended
                                                                December 31,                  December 31,
                                                       -----------------------------  -----------------------------
                                                            2000           1999            2000           1999
                                                       --------------  -------------  -------------  --------------
Revenues:
    Clinical research services                         $        2,242  $       2,621  $      10,268  $        9,253
    Project pass-through expenses                                 220            258            940             871
                                                       --------------  -------------  -------------  --------------
                                                                2,462          2,879         11,208          10,124

Cost of sales:
    Direct costs                                                1,582          1,808          7,236           6,312
    Project pass-through expenses                                 220            258            940             871
                                                       --------------  -------------  -------------  --------------
                                                                1,802          2,066          8,176           7,183

Gross profit                                                      660            813          3,032           2,941
Operating expenses                                              1,561          1,801          6,997           7,508
                                                       --------------  -------------  -------------  --------------

Loss from operations                                             (901)          (988)        (3,965)         (4,567)
Interest income, net                                               70            114            337             537
                                                       --------------  -------------  -------------  --------------
Loss from continuing operations                                  (831)          (874)        (3,628)         (4,030)

Gain (loss) on disposal of
    discontinued operations                                      (985)         1,440           (985)          1,915
                                                       --------------  -------------  -------------  --------------

Net income (loss)                                      $       (1,816) $         566  $      (4,613) $       (2,115)
                                                       ==============  =============  =============  ==============

Basic and diluted income (loss) per common share:
    Continuing operations                              $       (0.26)  $       (0.28) $       (1.14) $       (1.29)
    Discontinued operations                                    (0.30)           0.46          (0.31)          0.61
                                                       -------------   -------------  -------------  -------------
                                                       $       (0.56)  $        0.18  $       (1.45) $       (0.68)
                                                       =============   =============  =============  =============

Basic and diluted weighted average
    shares outstanding                                     3,260,580       3,092,626      3,173,659      3,114,726

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
CRSC Reports Three-Fold Increase
   In Backlog Along With Year-End Results
Page 4
February 7, 2001


                      CELERIS CORPORATION AND SUBSIDIARIES
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars In thousands)


                                                                                         Dec. 31,       Dec. 31,
                                                                                           2000           1999
                                                                                      -------------  --------------
                                     ASSETS
Current Assets:
    Cash, cash equivalents, restricted funds, and
       short-term investments                                                         $       5,238  $        8,965
    Accounts receivable, net of allowance of
      $258 and $343, respectively                                                             1,868           1,774
    Other current assets                                                                        216           1,052
                                                                                      -------------  --------------

           Total current assets                                                               7,322          11,791
Net furniture, fixtures and equipment                                                         1,325           1,388
                                                                                      -------------  --------------

           Total Assets                                                               $       8,647  $       13,179
                                                                                      =============  ==============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
    Accounts payable and accrued expenses                                             $         798  $        1,068
    Deferred revenue and payables                                                               605             446
    Accrued compensation                                                                        289             453
    Current portion of capital lease obligation                                                 124              --
    Net current liabilities of discontinued operations                                           99           1,196
                                                                                      -------------  --------------
           Total current liabilities                                                          1,915           3,163


Long-term portion of capital lease obligation                                                   123              --

Shareholders' Equity:
    Common stock, $0.01 par value - 13,511,111 shares
      authorized; and 3,315,786 and 3,119,646 shares
      issued and outstanding, respectively                                                       33              31
    Additional paid-in capital                                                               68,722          67,518
    Accumulated deficit                                                                     (62,146)        (57,533)
                                                                                      -------------  --------------
           Total shareholders' equity                                                         6,609          10,016
                                                                                      -------------  --------------

           Total Liabilities and Shareholders' Equity                                 $       8,647  $       13,179
                                                                                      =============  ==============

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